          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 2005
                                                  REGISTRATION NO. 333-_________
   ==========================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              PACIFIC ETHANOL, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)

              DELAWARE                                     41-2170618
              --------                                     ----------
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                     Identification No.)

           3300 UNIVERSITY DRIVE, SUITE 201, CORAL SPRINGS, FLORIDA 33065
               (Address of Principal Executive Offices) (Zip Code)

               CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION
                            AND CONSULTING AGREEMENTS
                            (Full title of the plan)

                                  BARRY SIEGEL
                              PACIFIC ETHANOL, INC.
                        3300 UNIVERSITY DRIVE, SUITE 201,
                          CORAL SPRINGS, FLORIDA 33065
                          ----------------------------
                     (Name and address of agent for service)

                                 (954) 752-6161
                                 --------------
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                                    --------
                              Lawrence Muenz, Esq.
                               Meritz & Muenz LLP
                               2021 O Street, N.W.
                             Washington, D.C. 20036
                                 (202) 787-1964

                                         CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                                PROPOSED
                                                            MAXIMUM OFFERING        PROPOSED           AMOUNT OF
                                            AMOUNT TO BE     PRICE PER SHARE    MAXIMUM AGGREGATE    REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED         REGISTERED            (1)          OFFERING PRICE (1)        FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value              600,000 shares         $9.00            $5,400,000           $635.58
=================================================================================================================

(1) Calculated pursuant to Rules 457(c) and 457(h) on the basis of the average of the high and low prices per share as reported for such securities on the Nasdaq SmallCap Market on March 21, 2005.

                                EXPLANATORY NOTE

         This registration statement covers (i) 400,000 shares of common stock, $.001 par value per share, of Pacific Ethanol, Inc., that were issued under a Confidentiality, Non-Competition, Non-Solicitation and Consulting Agreement dated as of March 23, 2005, between Pacific Ethanol, Inc. and Barry Siegel, and
(ii) 200,000 shares of common stock, $.001 par value per share, of Pacific Ethanol, Inc. that were issued under a Confidentiality, Non-Competition and Non-Solicitation and Consulting Agreement dated as of March 23, 2005, between Pacific Ethanol, Inc. and Philip Kart.

         This registration statement contains two parts. Part I contains a reoffer prospectus prepared in accordance with Part I of Form S-3 in accordance with Instruction C of the General Instructions to Form S-8. Subject to the volume limitations of Rule 144(e) of the Securities Act of 1933, the reoffer prospectus may be used for reoffers or resales on a continuous or delayed basis in the future of the 600,000 shares of common stock issued under the above-described Agreements. Part II contains information required in this registration statement under Part II of Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to Mr. Barry Siegel and Mr. Philip Kart in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. We will furnish without charge to any person to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Pacific Ethanol, Inc., 3300 University Drive, Suite 201, Coral Springs, Florida 33065, Attention: Secretary. Pacific Ethanol's telephone number is (954) 752-6161. The reoffer prospectus follows this paragraph.

PROSPECTUS

                              PACIFIC ETHANOL, INC.

                         600,000 Shares of Common Stock

         The shares of Pacific Ethanol, Inc. common stock being offered under this prospectus are being offered by Barry Siegel and Philip Kart for their own accounts. Our common stock trades on the Nasdaq SmallCap Market under the symbol "ACTY." On March 21, 2005, the high and low sale prices for a share of our common stock were $9.50 and $8.50, respectively.

         The mailing address and the telephone number of our principal executive offices are 3300 University Drive, Suite 201, Coral Springs, Florida 33065 (954) 752-6161.

                                  ------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                  ------------

         This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

                                  ------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is March 23, 2005

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY.................................................................      1

RISK FACTORS............................................................      5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................     17

USE OF PROCEEDS.........................................................     17

SELLING SECURITY HOLDERS................................................     17

PLAN OF DISTRIBUTION....................................................     18

INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................     20

EXPERTS.................................................................     20

LEGAL MATTERS...........................................................     20

TRANSFER AGENT AND REGISTRAR............................................     20

WHERE YOU CAN FIND MORE INFORMATION.....................................     20

INCORPORATION OF DOCUMENTS BY REFERENCE.................................     21

                                     SUMMARY

         This registration statement covers (i) 400,000 shares of common stock, $.001 par value per share, of Pacific Ethanol, Inc. that were issued under a Confidentiality, Non-Competition, Non-Solicitation and Consulting Agreement dated as of March 23, 2005, between Pacific Ethanol, Inc. and Barry Siegel, and
(ii) 200,000 shares of common stock, $.001 par value per share, of Pacific Ethanol, Inc. that were issued under a Confidentiality, Non-Competition and Non-Solicitation and Consulting Agreement dated as of March 23, 2005, between Pacific Ethanol, Inc. and Philip Kart.

         The aggregate of 600,000 shares of common stock, $.001 par value per share, issued to Messrs. Siegel and Kart have been issued in anticipation of, and immediately prior to, the consummation of a certain share exchange transaction pursuant to a certain Share Exchange Agreement dated as of May 14, 2004 and Amendments No. 1 through 5 thereto by and among Accessity Corp., a New York Corporation and our predecessor (the "Accessity/PEI"), Pacific Ethanol Inc., a California corporation ("PEI"), Kinergy Marketing, LLC, an Oregon limited liability company ("Kinergy"), ReEnergy, LLC, a California limited liability company ("ReEnergy"), each of the shareholders and holders of options or warrants to acquire shares of common stock of PEI, and each of the limited liability company members of each of ReEnergy and Kinergy. The transactions contemplated under the Share Exchange Agreement are described below.

PROPOSED SHARE EXCHANGE TRANSACTION

         PEI has entered into a Share Exchange Agreement dated as of May 14, 2004, as amended on July 30, 2004, October 1, 2004, January 7, 2005, February 16, 2005 and March 3, 2005 (collectively, the "Share Exchange Agreement"), with Accessity/PEI, Kinergy and ReEnergy.

         The Share Exchange Agreement provides that PEI, Kinergy and ReEnergy will be acquired by Accessity/PEI pursuant to a share exchange transaction in which the shareholders of PEI and the limited liability company members of Kinergy and ReEnergy will exchange their ownership interests in such companies for restricted shares of common stock of Accessity/PEI and holders of options and warrants to acquire restricted shares of common stock of PEI will exchange their options and warrants for warrants to acquire shares of common stock of Accessity/PEI. This transaction is referred to as the "Share Exchange" and PEI, Kinergy and ReEnergy are sometimes referred to as the "Acquired Companies." If the Share Exchange is completed, each of PEI, Kinergy and ReEnergy will become a wholly-owned subsidiary of Accessity/PEI. The shares of Accessity/PEI common stock to be issued to the shareholders of PEI and limited liability company members of Kinergy and ReEnergy are expected to represent approximately 90% of the outstanding common stock of Accessity/PEI on a fully-diluted basis after the consummation of the Share Exchange.

         In the Share Exchange, PEI shareholders will have the right to receive one share of Accessity/PEI common stock for each share of PEI common stock they own, the sole limited liability company member of Kinergy will have the right to receive 38,750 shares of Accessity/PEI common stock for each one percent (1%) of outstanding limited liability company interest he owns, and the limited liability company members of ReEnergy will have the right to receive 1,250 shares of Accessity/PEI common stock for each one percent (1%) of outstanding limited liability company interest they own. In addition, the holders of options and warrants to acquire shares of PEI common stock will receive warrants to acquire an aggregate of 379,587 shares of Accessity/PEI common stock at exercise prices ranging from $.0001 per share to $5.00 per share. Additionally, the holders of PEI's convertible debt will receive the ability to convert such debt into no more than 730,000 shares of Accessity/PEI common stock.

         None of the shares of Accessity/PEI common stock issued to PEI shareholders, Kinergy members or ReEnergy members in the Share Exchange will be registered under the Securities Act.

         In connection with the Share Exchange, the Board of Directors of Accessity/PEI has approved the following:

         o the transfer of DriverShield CRM Corp. ("DriverShield"), a wholly-owned subsidiary of Accessity/PEI, to Barry Siegel, the current Chairman of the Board, President and Chief Executive Officer of Accessity/PEI, the issuance of up to 400,000 shares of Accessity/PEI common stock to Barry Siegel and 200,000 shares of Accessity/PEI common stock to Philip Kart, Accessity/PEI's current Chief Financial Officer and the execution of a consulting and noncompetition agreement between Accessity/PEI and each of Barry Siegel and Philip Kart (collectively, the "Subsidiary Transfer"), in full consideration for the agreement of each of Messrs. Siegel and Kart to relinquish cash payments that otherwise would be due to each of them under their respective employment agreements with Accessity/PEI as a result of the consummation of the Share Exchange;

         o the sale of Sentaur Corp. ("Sentaur"), a wholly-owned subsidiary of Accessity/PEI, to Barry Siegel for the sum of $5,000 (the "Subsidiary Sale");

         o        the 2004 Stock Option Plan of Accessity/PEI; and

         o the reincorporation of the Accessity Corp. in the State of Delaware under the name "Pacific Ethanol, Inc." to occur immediately prior to the consummation of the Share Exchange (the "Delaware Reincorporation").

         The Delaware Reincorporation has been effected through a merger of Accessity Corp. with and into a wholly-owned Delaware subsidiary of Accessity Corp. named Pacific Ethanol, Inc., which was formed for the purpose of effecting the reincorporation (the "Delaware Reincorporation Subsidiary"). In connection with the Delaware Reincorporation Accessity/PEI has succeeded to the rights, properties and assets and assumed the liabilities of Accessity Corp., and its financial statements will be substantially identical to Accessity Corp., the only difference being those appropriate to reflect Accessity/PEI's new corporate identity, the Share Exchange and the Subsidiary Transfer. This new company (i.e., the Delaware Reincorporation Subsidiary named Pacific Ethanol, Inc.), which combines the operations of the Acquired Companies, is referred to as the "Combined Company."

         Shareholder approval by the Accesity Corp. shareholders of the Share Exchange and the matters described in this Summary was obtained on February 28, 2005.

PEI

         PEI was formed under the laws of the State of California in January 2003. PEI has purchased a 137-acre parcel of real property in Madera County, California on which it intends to construct an ethanol production facility and a grain receiving, processing and storage facility anticipated to produce up to 35 million gallons of denatured ethanol and 290,000 tons of distillers grain annually. The site already has 50,000 tons of grain storage, a fully automated processing mill, and two existing rail loops that will allow PEI to cost effectively receive corn from any region of the country for making ethanol. Pacific AG Products, LLC ("PAP"), a subsidiary of PEI, holds the remaining 10% limited liability company interests, intends to manage corn purchasing for the ethanol plant and to market distillers grain, the main co-product of ethanol manufacturing.

         PEI plans to do the following:

         o construct an ethanol plant in Madera County, California for the production of up to 35 million gallons of ethanol per year (and, if possible, construct an additional ethanol production facility on real property located in Visalia, California with respect to which it has an option to purchase);

         o upon completion of construction of its ethanol production facility, market and sell ethanol using the marketing services of Kinergy Marketing, LLC primarily in the Central Valley region of California to major and independent oil customers who control the majority of all gasoline sales in California;

         o through PAP, market and sell wet distillers grain ("DWG") to dairy farmers in California;

         o to the extent possible, sell carbon dioxide, another co-product of ethanol manufacturing, to dry ice companies in California; and

         o as funds become available, make strategic acquisitions in the ethanol refining and marketing industry.

         The demand for ethanol in 2003 reached approximately 750 million gallons statewide in California and PEI believes that the demand for ethanol will continue to grow. PEI believes it will have a competitive advantage in the Central Valley of California market because competing Midwest-sourced ethanol must be "double-handled" to reach Central Valley distribution racks. In addition, the San Joaquin Valley (located in the southern half of the Central Valley) has over 1.3 million head of dairy cattle in an area less than 30,000 square miles, which should provide an excellent market for DWG, an important protein source for dairy cows.

ACCESSITY/PEI

         Accessity/PEI is a provider of medical billing recovery services through its wholly-owned subsidiary, Sentaur, and, until January 2003, also was a provider of management and processing services for new automobile claims and repairs through its wholly-owned subsidiary, DriverShield. Effective January 2, 2003, Accessity/PEI transferred to ClaimsNet, Inc. all responsibility for such management and processing services pursuant to a Strategic Partnership Agreement by and among Accessity/PEI, DriverShield and ClaimsNet, Inc. Although Accessity/PEI continues to provide medical billing recovery services through Sentaur, if the Share Exchange is consummated, Accessity/PEI will transfer DriverShield to Barry Siegel and sell Sentaur to Barry Siegel. As a result, Accessity/PEI will no longer engage in either business but will thereafter conduct the businesses of PEI, Kinergy and ReEnergy.

         Accessity Corp., the predecessor entity to Accessity/PEI, was incorporated in New York on June 28, 1985 under the name Priority Group, Inc. and was originally engaged in the automotive fleet management business and administration of automobile repairs for businesses, insurance companies and members of affinity groups. Accessity/PEI files annual, quarterly and special reports, proxy statements (including the Proxy Statement) and other information with the SEC. Investors may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Investors may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington. D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. Investors can also find Accessity/PEI's SEC filings at the SEC's website at HTTP://WWW.SEC.GOV, currently under the name of Accessity Corp.

KINERGY

         Kinergy is in the business of marketing ethanol throughout the western United States and providing related transportation, storage and delivery services through third party service providers. Kinergy sells ethanol into California, Arizona and Oregon and has extensive customer relationships throughout the western United States. Kinergy generated approximately $35 million in revenues during the year ended December 31, 2003 and is expected to generate approximately $80 million during 2004. Kinergy believes that by combining its operations with the proposed operations of PEI, and the proposed operations of ReEnergy, the Combined Company can become a leader in the production and sale of ethanol in the State of California and other Western states.

         Kinergy was organized in Oregon in September 2000. Neil Koehler, the Chief Executive Officer of PEI, is the sole manager and sole limited liability company member of Kinergy.

REENERGY

         ReEnergy intends to develop a large-scale ethanol plant in California. To date, ReEnergy has had no significant operations, other than entering into an Option Agreement dated as of July 30, 2003 with Kent Kaulfuss, a limited liability company member of ReEnergy, and his wife with respect to the acquisition of approximately 89.3 acres of real property located in Visalia, California, with respect to which real property ReEnergy has granted to PEI an option to purchase upon ReEnergy's purchase of same from Kent Kaulfuss and his wife.

         ReEnergy believes that by combining its operations with the proposed operations of PEI, and the operations of Kinergy, the Combined Company can become a leader in the production and sale of ethanol in the State of California and other Western states.

         ReEnergy was organized in California in March 2001.

STRATEGY OF THE COMBINED COMPANY

         The primary goal of the Combined Company is to create a vertically integrated marketing, distribution and production alternative fuels business focused in the ethanol market, employing existing traditional production techniques and concurrently exploring advanced processing methods, including hydrogen fuel cells. The Combined Company will include the ethanol marketing and distribution business of Kinergy that generated revenues of approximately $80 million during 2004.

         PEI is currently in discussions with senior and mezzanine lenders to obtain aggregate debt financing of approximately $48 million. PEI believes that if it is successful in obtaining such debt financing on terms acceptable to PEI, and closing the Share Exchange, the Combined Company will have sufficient capital to construct an ethanol refinery at PEI's Madera County site.

                                  RISK FACTORS

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF THE COMBINED COMPANY MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS IN MAKING AN INVESTMENT DECISION.

                      RISKS RELATING TO THE SHARE EXCHANGE

MANAGEMENT OF THE COMBINED COMPANY MAY NOT BE SUCCESSFUL IN INTEGRATING THE BUSINESSES OF PEI, KINERGY AND REENERGY, WHICH COULD HARM THE BUSINESS OF THE COMBINED COMPANY.

         Upon consummation of the Share Exchange, the current businesses of Accessity/PEI will no longer be conducted by Accessity/PEI. Rather, only the businesses conducted by PEI, Kinergy and ReEnergy will be conducted by the Combined Company after consummation of the Share Exchange. Integrating the respective businesses of PEI, Kinergy and ReEnergy will be complex, time-consuming and expensive, and management of the Acquired Companies may not successfully integrate the respective businesses of the Acquired Companies under Accessity, which would harm the operations of the Combined Company.

         Before the Share Exchange, each of PEI, Kinergy and ReEnergy operated independently, each with its own business, culture, clients, employees and systems. After the Share Exchange, PEI, Kinergy and ReEnergy must operate as a combined organization under the Combined Company, utilizing common information and communication systems, operating procedures, financial controls and human resource practices, including benefit, training and professional development programs. There may be substantial difficulties, costs and delays involved in integrating PEI, Kinergy and ReEnergy. These include:

         o diversion of management resources from the business of the Combined Company;

         o        potential incompatibility of business cultures;

         o perceived adverse change in client service standards, business focus, billing practices, or service offerings available to clients;

         o perceived uncertainty in career opportunities, benefits and the long-term value of stock options available to employees;

         o costs and delays in implementing common systems and procedures; and

         o potential inefficiencies in delivering services to the clients of the Combined Company.

         Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance or the loss of customers and employees. Many of these factors are outside the control of any of the Acquired Companies or Accessity.

THE CHANGE IN BUSINESS OF ACCESSITY/PEI MAY RESULT IN A LOWER STOCK PRICE OF THE COMBINED COMPANY.

         Many shareholders of Accessity/PEI have invested in Accessity/PEI based on the businesses conducted by Accessity/PEI. Following the Share Exchange, the current businesses of Accessity/PEI will no longer be conducted by the Combined Company and only the businesses conducted by PEI, Kinergy and ReEnergy will be conducted by the Combined Company. Investors may be apprehensive in regard to the conduct of the businesses of PEI, Kinergy and ReEnergy under the Combined Company and the prospects of success for the Combined Company, which may cause investors to sell their shares of Accessity/PEI common stock. If Accessity/PEI shareholders sell their shares of Accessity/PEI common stock, the stock price of Accessity/PEI common stock may fall significantly.

THE EXERCISE OF REGISTRATION RIGHTS BY FORMER PEI SHAREHOLDERS AND WARRANT HOLDERS MAY RESULT IN A LOWER STOCK PRICE OF THE COMBINED COMPANY.

         Holders of at least 8,252,200 shares of common stock of the Combined Company and holders of warrants to purchase approximately 2,800,000 shares of common stock, who were holders of shares of common stock and warrants to purchase common stock, respectively, of PEI prior to the consummation of the Share Exchange, will have certain rights to require the Combined Company to register the shares of common stock of the Combined Company held by them for resale pursuant to a registration statement filed under the Securities Act Exchange of 1933 (the "Securities Act"), with the SEC. If and when a registration statement covering these shares of common stock is declared effective, holders of these shares may freely sell such shares of common stock of the Combined Company. This may cause the stock price of the Combined Company to fall significantly.

THE RIGHTS OF PEI SHAREHOLDERS AND KINERGY AND REENERGY MEMBERS WILL CHANGE AFTER THE SHARE EXCHANGE.

         Following the Share Exchange, PEI shareholders and the Kinergy and ReEnergy limited liability company members will become shareholders of the Combined Company. There are important differences between the rights of shareholders of the Combined Company and the rights of shareholders in PEI and important differences between the rights of shareholders of the Combined Company and the rights of the Kinergy and ReEnergy limited liability company members.

NO ASSURANCE CAN BE GIVEN THAT AN ACTIVE MARKET FOR SHARES OF COMMON STOCK OF THE COMBINED COMPANY WILL DEVELOP OR, IF IT DOES DEVELOP, WILL BE MAINTAINED IN THE FUTURE. IF AN ACTIVE MARKET DOES NOT DEVELOP, INVESTORS MAY NOT BE ABLE TO READILY SELL THEIR SHARES OF ACCESSITY COMMON STOCK.

         Since the commencement of trading of Accessity/PEI's common stock on The Nasdaq SmallCap Market, there has been limited trading in shares of Accessity/PEI common stock, at widely varying prices. No assurance can be given that an active market for shares of common stock of the Combined Company will be established or maintained in the future, whether as a result of the Share Exchange or otherwise. If an active market is not established or maintained, investors may not be able to readily sell their shares of common stock of the Combined Company.

                      RISKS RELATING TO THE BUSINESS OF PEI

PEI HAS NO HISTORY OF OPERATIONS AND HAS BEEN UNPROFITABLE TO DATE, WHICH MAY ADVERSELY IMPACT PEI'S BUSINESS AND ITS SHAREHOLDERS.

         PEI has to date not conducted any significant business operations, other than the acquisition of real property located in Madera County, California on which it intends to construct an ethanol production facility and an option to acquire additional real property located in Visalia, California on which it may construct an additional ethanol production facility. In addition, although PEI has commenced discussions with several potential acquisition targets, no assurance can be given that PEI will be successful in making any acquisitions. Accordingly, there is no prior operating history by which to evaluate the likelihood of PEI's profitability or success and no assurances can be given that

PEI will ever complete construction of an ethanol production facility or acquire an ethanol production or marketing company or, if PEI completes construction of an ethanol production facility or acquires an ethanol production or marketing company, that PEI will ever be profitable or successful. PAP, PEI's subsidiary, generated approximately $1 million in revenues for the year ended December 31, 2003 from the sale of grain purchased with the facility and minor transloading operations. PAP intends to manage corn procurement for the ethanol plant and market DWG, the main co-product of ethanol manufacturing. However, there can be no assurance that PAP will be able to expand its feed business or continue to generate revenues at current levels or at all.

         PEI's recurring losses from operations and accumulated deficit, among other factors, raised doubt about PEI's ability to continue as a going concern and led PEI's independent certified public accountants to include an explanatory paragraph related to PEI's ability to continue as a going concern in their report for the year ended December 31, 2003. Reports of independent auditors questioning a company's ability to continue as a going concern generally are viewed unfavorably by analysts and investors. This report may make it difficult for the Combined Company to raise additional debt or equity financing to the extent needed for its continued operations or for planned expansion, particularly if the Combined Company is unable to attain and maintain profitable operations in the future. Consequently, future losses may have a material adverse effect on PEI's business, prospects, financial condition, results of operations and cash flows.

ADDITIONAL DEBT FINANCING IS REQUIRED IN ORDER FOR PEI TO CONSTRUCT AN ETHANOL PRODUCTION FACILITY. FAILURE TO OBTAIN THIS ADDITIONAL FINANCING WOULD ADVERSELY AFFECT THE BUSINESS OF THE COMBINED COMPANY.

         PEI will need to obtain additional debt financing in an aggregate amount of up to $48 million from one or more sources in order to be able to construct an ethanol production facility on the 137-acre parcel of real property located in Madera County, California owned by PEI. PEI has been negotiating with several sources of such additional financing, but to date PEI has not obtained any commitment or entered into any agreement with respect to any debt financing. Accordingly, there can be no assurance that PEI will be able to obtain any such debt financing or, if it is able to obtain such financing, that such financing will be obtained on terms that are reasonably satisfactory to PEI or in an amount or amounts that will enable PEI to complete construction of the ethanol production facility. Failure to obtain this additional financing at such times and in such amounts as are necessary to enable PEI to timely complete construction of the ethanol production facility would adversely affect the operations and business of PEI and, therefore, would adversely affect the consolidated results of operations of the Combined Company.

IF PEI IS UNABLE TO SUCCESSFULLY IDENTIFY OR MAKE STRATEGIC ACQUISITIONS OR ALLIANCES, ITS LONG-TERM COMPETITIVE POSITIONING MAY SUFFER.

         PEI's business strategy includes growth through acquisitions that it believes will improve its competitive capabilities or provide additional market penetration or business opportunities in areas that are consistent with its overall business plan. Identifying and pursuing strategic acquisition and integrating acquired businesses requires a significant amount of management time and skill. Acquisitions may also require PEI to expend a substantial amount of cash or other resources. If PEI is unable to make strategic acquisitions due to its inability to identify appropriate targets, to raise the necessary funds, or to manage the difficulties or costs involved in the acquisitions, its long-term competitive positioning could suffer.

PEI'S LACK OF DIVERSIFICATION COULD ADVERSELY AFFECT ITS BUSINESS.

         It is anticipated that PEI's business will be that of the production and marketing of ethanol and its by-products, such as DWG and carbon dioxide. PEI will not have any other lines of business or other sources of revenue. Accordingly, if PEI is unable to complete construction of an ethanol production facility or if PEI is unable to market ethanol and its by-products, PEI's business would be adversely affected.

THE EXISTENCE OF GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT PEI'S BUSINESS.

         PEI's business is subject to extensive regulation by federal, state and local governmental agencies. PEI cannot predict in what manner or to what extent such regulation will harm or help its business or the ethanol production and marketing industry in general. For example, the State of California has requested a waiver from the federal Environmental Protection Agency, or EPA, to reduce the amount of ethanol required in gasoline, which would boost supplies of ethanol in California and potentially lower demand for ethanol, which would cause the price of ethanol to decline. In addition, officials in the State of California, including officials from the California Air Resources Board, have argued to the EPA that ethanol is a volatile fuel that evaporates easily and contributes to smog by increasing ozone levels and adding particulate matter to the air. If the EPA grants the requested waiver, refineries would no longer be required to blend ethanol into gasoline, which would adversely affect PEI's business. Previously, California refiners used MTBE, another oxygenate, which was banned by former Governor Gray Davis for contaminating groundwater and was completely phased out in January 2004. If the State of California were to ban the use of ethanol as an oxygenate in gasoline, PEI's business would be adversely affected.

         The fuel ethanol business depends upon tax incentive policies and environmental regulations that favor the use of ethanol in motor fuel blends in the United States. Currently, a gasoline marketer that sells gasoline without ethanol must pay a federal tax of $0.18 per gallon compared to $0.13 per gallon for gasoline that is blended with 10% ethanol. Smaller credits are available for gasoline blended with lesser percentages of ethanol. The repeal or substantial modification of the federal excise tax, or FET, exemption for ethanol-blended gasoline or, to a lesser extent, other federal or state policies and regulations that encourage the use of ethanol could have a detrimental effect on the ethanol industry and adversely affect PEI's business and results of operation. Changes in gasoline specifications could increase PEI's costs of ethanol production and would adversely affect PEI's business, financial condition and results of operation.

PEI'S BUSINESS MAY BE ADVERSELY AFFECTED IF IT IS UNABLE TO COMPLY WITH GOVERNMENTAL REGULATIONS.

         The production and sale of ethanol is subject to regulation by agencies of the federal government, including but not limited to the EPA, as well as other agencies in each jurisdiction in which ethanol is produced, sold, stored, or transported. PEI will be subject to extensive air, water and other environmental regulation, and PEI will need to obtain a number of additional environmental permits to construct and operate its ethanol production facility. Ethanol production involves the emission of various airborne pollutants, including particulates, carbon monoxide, oxides of nitrogen and volatile organic compounds. As a result, PEI will need to obtain an air quality permit from the California Air Quality Management District and/or the San Joaquin Valley Air Pollution Control District. PEI may also be required to obtain various other water-related permits, such as a storm-water discharge permit, a water withdrawal permit, public water supply permit, and a water discharge permit. If for any reason PEI is unable to obtain any of such permits, construction costs for the ethanol production facility may increase or the facility may not be constructed at all. It is also likely that operations at the facility will be governed by the federal Occupational Safety and Health Administration, or OSHA. Compliance with such regulations may be time-consuming and expensive and may delay or even prevent sales in California or in other states. In addition, such laws and regulations are subject to change, which changes can be made retroactively. Failure to comply with federal or state regulations or the applicable regulations of any foreign jurisdiction in which PEI produces, sells, stores, transports or delivers ethanol could adversely affect PEI's business, financial condition and operations.

PEI'S DEPENDENCE ON W. M. LYLES CO. MAY ADVERSELY AFFECT ITS BUSINESS.

         PEI will be highly dependent upon W. M. Lyles Co. to design and build the ethanol production facility. PEI has entered into a Standard Form of Design-Build Agreement and General Conditions Between Owner and Design-Builder with W. M. Lyles Co. (as amended, the "Construction Agreement"). The Construction Agreement contains a number of provisions that are favorable to W.
M. Lyles Co. and unfavorable to PEI. The Construction Agreement also includes a provision that requires PEI to pay a termination fee of $5 million to W. M. Lyles Co. if PEI terminates the Construction Agreement, in addition to payment of all costs of W. M. Lyles Co. for services rendered through the date of termination. Consequently, if the Construction Agreement is terminated by PEI, the requirement of PEI to pay such termination fee would adversely affect PEI's business, financial condition and results of operations.

         If W. M. Lyles Co. has entered into or enters into a construction contract with one or more other parties, it may be under pressure to complete another project or projects in order to avoid operation of a consequential damage clause or liquidated damage clause in such contract and may prioritize the completion of another project or projects ahead of PEI's facility. As a result, PEI's ability to sell ethanol products would be delayed and would adversely affect PEI's business, financial condition and results of operations.

CONSTRUCTION RISKS MAY ADVERSELY AFFECT PEI'S BUSINESS.

         Though PEI believes that W. M. Lyles Co. has the expertise and track record to construct and deliver the ethanol production facility in a fully functional state, there is no assurance that delays in construction or defects in materials and/or workmanship will not occur. Though PEI expects W. M. Lyles Co. to correct all defects in material or workmanship, material defects in material or workmanship may still occur. Such defects could cause PEI to delay the commencement of operations of the facility, or, if such defects are discovered after operations have commenced, to halt or discontinue operation of the facility. In addition, construction projects often involve delays in obtaining permits, or encounter construction delays due to weather conditions, fire, provision of materials or labor or other events that delay the construction schedule. PEI experienced a fire at the Madera County, California site during the first quarter of 2004 that the expenditure of funds to repair areas and equipment damaged by the fire. Accordingly, any such event may adversely affect PEI's business, financial condition and results of operations.

         Although PEI has selected the Madera County site for construction of the ethanol production facility after inspection of the site, there can be no assurance that PEI will not encounter hazardous conditions at the site. Accordingly, PEI may encounter conditions at the site that may delay construction of the facility. Upon encountering a hazardous condition at the site, work may be suspended and PEI may be required to correct the condition prior to continuing construction. The presence of a hazardous condition would likely delay construction of the facility and may require significant expenditure of resources to correct the condition. In addition, it is anticipated that W. M. Lyles Co. would be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If PEI encounters any hazardous conditions during construction, such event may adversely affect PEI's business, financial condition and results of operations.

AN INDUSTRY SHIFT AWAY FROM ETHANOL WOULD ADVERSELY AFFECT PEI'S BUSINESS.

         PEI's revenue will be derived primarily from sales of ethanol. Currently, the predominant oxygenate used to blend with gasoline is ethanol. Ethanol competes with several other existing products and other alternative products could also be developed for use as fuel additives. An industry shift away from ethanol or the emergence of new competing products may reduce the demand for ethanol products and adversely affect PEI's business.

IF PEI DOES NOT COMPETE EFFECTIVELY IN THE ETHANOL PRODUCTION INDUSTRY, ITS BUSINESS WILL BE ADVERSELY AFFECTED.

         The ethanol production industry is highly competitive. PEI faces substantial competition from established companies, many of which are larger companies, such as Archer Daniels Midland Corporation, or ADM, and Cargill, that have greater financial, engineering and production resources than PEI and have larger service organizations and long-standing customer relationships. PEI will face competition for capital, labor, management, raw materials and other resources from such companies and from the major oil companies, many of whom are potential customers of PEI. PEI expects it may face additional competition from new entrants into the ethanol production and sale industry and from existing and new competitors utilizing new technologies and processes. PEI may not have sufficient resources to continue to make investments in research and development. Even if sufficient funds are available, PEI may not be able to make the technological advances necessary to maintain competitive advantages. PEI's competitors can be expected to continue to improve the technologies and processes used in the manufacture of ethanol and to develop alternative fuels, gasoline oxygenates and other products which will increase the competitive price/performance characteristics of ethanol and which could even replace ethanol as the preferred gasoline oxygenate. PEI anticipates that, as additional ethanol plants are constructed and brought on line, the supply of ethanol will increase. The absence of increased demand and other competitive pressures may necessitate price reductions, which could adversely affect PEI's financial condition and results of operations. Accordingly, there is no assurance that PEI will be able to compete successfully or that such competition will not adversely affect on PEI's business, financial condition and results of operations.

RAW MATERIALS AND SUPPLIES TO PRODUCE ETHANOL MAY BE UNAVAILABLE OR MAY INCREASE IN PRICE WHICH, IN TURN, MAY ADVERSELY AFFECT PEI'S BUSINESS.

         The production of ethanol requires a significant amount of raw materials and supplies, primarily corn, natural gas, electricity and water. The failure of PEI to be able to obtain sufficient quantities of such raw materials or supplies when needed by PEI could adversely affect PEI's business and results of operations. In particular, PEI's planned Madera County production facility will require approximately 12.5 million bushels or more of corn each year and, accordingly, PEI's financial condition and results of operation will be significantly affected by the cost and supply of corn. Because corn is not in large supply near PEI's facility in Madera County, a significant amount of corn will need to be sourced from the Midwest. Although PEI intends to implement various hedging and contracting techniques in order to reduce the risk of corn price fluctuations, PEI may not be able to anticipate increases in the price of corn. Generally, higher corn prices will produce lower profit margins (or even losses). The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. If PEI is not able to pass any such price increases on to its customers, such price increases could adversely affect PEI's business, financial condition and results of operation. In addition, droughts, severe winter weather in the Midwest, and other problems can causes delays or interruptions of various durations in the delivery of corn to California and reduce corn supplies. Any such delays or interruptions or reductions in corn supplied could adversely affect PEI's business and results of operations.

         In an attempt to minimize the effects of the volatility of corn costs on operating profits, PEI will likely take hedging positions in corn futures markets. Hedging means protecting the price at which PEI buys corn and the price at which PEI will sell its products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities is dependent upon, among other things, the cost of corn and PEI's ability to sell sufficient amounts of ethanol and DWG. Although PEI will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond PEI's control. PEI's purchasing and hedging activities may or may not lower its price of corn, and in a period of declining corn prices, these purchase and hedging strategies may result in PEI paying a higher price for corn than its competitors pay. Accordingly, PEI may incur significant costs from its purchasing and hedging strategies, which could adversely affect PEI's business, financial condition and results of operation. In addition, there can be no assurance that PEI will be able to enter into definitive agreements with any corn producers to provide corn to PEI's ethanol production facility or that the terms of such agreements will be acceptable to PEI.

         In addition to corn, the ethanol production facility will require a significant and uninterrupted supply of water, electricity and natural gas to operate. Although PEI intends to enter into agreements with local gas, electricity and water utilities to provide required amounts of energy and water, there can be no assurance that those utilities will be able to reliably supply the water, electricity and gas that the facility will need or will supply such resources on terms that are acceptable to PEI. In addition, if there is an interruption in the supply of energy or water for any reason, PEI may be required to halt ethanol production. If production is halted for an extended period of time, it may adversely affect PEI's business, financial condition and results of operation. As with corn prices, the price of natural gas and electricity has fluctuated significantly in the past and may fluctuate significantly in the future. If PEI is not able to pass any such price increases on to its customers, such price increases could also adversely affect PEI's business, financial condition and results of operations.

BECAUSE THE MARKET PRICE OF ETHANOL IS VOLATILE AND SUBJECT TO SIGNIFICANT FLUCTUATION, PEI'S RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY.

         The market price of ethanol is dependent on the price of gasoline, which is in turn dependent on the price of petroleum. Petroleum prices are highly volatile and difficult to forecast due to daily changes on the geo-political front and in the world economy. The distribution of petroleum throughout the world is affected by incidents in unstable political environments, such as Iraq, Iran, Kuwait, Saudi Arabia and other countries. Because of the industrialized world's critical dependence upon oil from such areas, any disruption or other reduction in supply can cause the price of oil (and gasoline) to fluctuate significantly. PEI cannot predict the price of oil or gasoline from time to time and may establish unprofitable prices for the sale of its ethanol due to significant fluctuations in market price. Such failure to price its ethanol consistently in a manner that is profitable to PEI could adversely affect PEI's business, financial conditions and results of operations.

         PEI believes that ethanol production is expanding rapidly at this time. There are a number of new plants under construction and planned for construction, both inside and outside California. PEI expects existing ethanol plants to expand by increasing production. However, no assurance can be provided that there will be any material or significant increases in the demand for ethanol. Increased production of ethanol may lead to lower prices. The increased production of ethanol could have other adverse effects as well. For example, the increased production could lead to increased supplies of co-products from the production of ethanol, such as DWG. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for corn. This could result in higher prices for corn and corn production, creating lower profits. There can be no assurance as to the price of ethanol or DWG in the future. Any material adverse change affecting the price of ethanol and/or DWG may adversely affect PEI's business, financial condition and results of operations.

         In addition to those factors described above, many other factors may influence PEI's results of operations in any particular quarter. These include:

         o volume and timing of the receipt of orders for ethanol from major customers;

         o        competitive pricing pressures;

         o ability to produce ethanol on a cost-effective and timely basis;

         o inability to obtain construction, capital equipment and/or working capital financing;

         o the introduction and announcement of new products and processes by PEI's competitors; and

         o        changing conditions in the ethanol and fuel markets.

         Furthermore, PEI believes that economic conditions in the United States could have a negative impact on PEI's results of operations. Accordingly, PEI's results of operations could be subject to significant quarterly variation.

BECAUSE PEI EXPECTS THAT SALES OF ETHANOL WILL BE MADE TO A LIMITED NUMBER OF PURCHASERS, PEI WILL BE SUBJECTED TO SIGNIFICANT PAYMENT RISKS.

         Upon completion of construction of its ethanol production facility, PEI intends to market and sell ethanol using the marketing services of Kinergy primarily in the Central Valley region of California to major and independent oil customers who control the majority of all gasoline sales in California. With such a limited number of large purchasers, the risk that a large customer could fail to make payments for ethanol purchases when due, or at all, is significant. Although PEI intends to establish payment terms of less than net ten days with its customers, the failure of any large customer to make any payment for purchases when due, or at all, would adversely affect PEI's business, financial condition and results of operations.

THE FAILURE TO RETAIN OR ATTRACT KEY PERSONNEL COULD ADVERSELY AFFECT PEI.

         The future success of PEI is dependent, in part, on its ability to retain certain key personnel. PEI is presently, and is likely for some time to continue to be, dependent upon its founding members. PEI currently has few employees, and PEI's founders and initial directors will therefore be instrumental to PEI's success. It is possible that one or more of PEI's founding members and/or initial directors may later become unable to serve, and PEI may be unable to recruit and retain suitable replacements. PEI currently does not maintain key employee life insurance for any of its founding members and/or initial directors. Accordingly, PEI's dependence on its founding members and initial directors may adversely affect PEI's business, results of operations, and financial condition. PEI also needs to attract additional skilled technical, clerical, sales and managerial personnel in all areas of its business to continue to grow. The competition for such individuals in the growing ethanol production and marketing industry is intense. There can be no assurance that PEI will be able to retain its existing personnel or attract additional qualified employees in the future.

         In particular, PEI is dependent upon its relationship with Neil Koehler, its Chief Executive Officer. Mr. Koehler has considerable experience in the construction, start-up and operation of an ethanol production facility. Any loss of PEI's relationship with Mr. Koehler, particularly during the construction and start-up period for the ethanol production facility, may adversely affect PEI's business, results of operations, and financial condition.

PEI'S EXPANSION PLANS MAY ADVERSELY AFFECT ITS FUTURE PROFITABILITY.

         PEI intends to expand its ethanol production facilities to include operations on an 89.3-acre parcel of real property in Visalia, California for which PEI has an option to purchase, and to also expand its sales and marketing efforts. Such expansion will necessitate increased expenditures by PEI, which will be funded through additional capital raises. Such funding or expansion may not occur. If such funding and expansion do occur, they may not result in increased revenues or profitability.

FAILURE BY PEI TO MANAGE ITS GROWTH EFFECTIVELY COULD ADVERSELY AFFECT ITS BUSINESS.

         Any expansion plans that PEI may choose to implement may place a significant strain on its personnel and management resources and financial and management control systems. Personnel, management resources and PEI's management and financial control systems may not be adequate to address future expansion of PEI's business and operations. Failure by PEI to maintain adequate personnel and management resources or to upgrade its operating, management and financial control systems, or any difficulties encountered during such upgrades, could adversely affect PEI's business. The success of PEI's expansion plans will depend in part on its ability to expand its personnel and management resources and to improve its management and financial control systems. PEI may not be successful in any of these regards.

                    RISKS RELATING TO THE BUSINESS OF KINERGY

KINERGY'S EXPANSION PLANS MAY ADVERSELY AFFECT ITS FUTURE PROFITABILITY.

         Kinergy intends to expand the ethanol marketing services it offers and to expand its operations and sales and marketing efforts, particularly after construction of the ethanol production facility by PEI has been completed and Kinergy begins to provide marketing services for the ethanol production by the facility. Such expansion will necessitate increased expenditures by Kinergy, which is anticipated to be funded out of cash flow from operations and/or from advances obtained under the $2 million business line of credit that Kinergy has established with Comerica Bank. Expansion may not occur. If expansion does occur, expansion may not result in increased revenues or profitability. If cash flow from operations and/or borrowing under Kinergy's business line of credit is insufficient to cover the increased costs resulting from expansion, Kinergy may sustain losses, which would adversely affect Kinergy's business, financial condition and results of operations.

FAILURE BY KINERGY TO MANAGE ITS GROWTH EFFECTIVELY COULD ADVERSELY AFFECT ITS BUSINESS.

         Although part of Kinergy's expansion plans is to grow through appropriate acquisitions of technologies and/or industry service providers as and if acquisitions become feasible, there can be no assurance that Kinergy will ever become positioned to undertake any acquisitions. Kinergy's current expansion plans may place a significant strain on its personnel and management resources and financial and management control systems. Personnel, management resources and Kinergy's management and financial control systems may not be adequate to address future expansion of Kinergy's business and operations. Failure by Kinergy to maintain adequate personnel and management resources or to upgrade its operating, management and financial control systems, or any difficulties encountered during such upgrades, could adversely affect Kinergy's business. The success of Kinergy's expansion plans will depend in part on its ability to expand its personnel and management resources and to improve its management and financial control systems. Kinergy may not be successful in any of these regards.

KINERGY'S DEPENDENCE ON LIMITED SOURCES OF SUPPLY MAY ADVERSELY AFFECT ITS BUSINESS AND OPERATIONS.

         Ethanol products are available only from limited sources. Although Kinergy generally buys ethanol under short-term (6-month) purchase orders and contracts and does not have long-term agreements with its suppliers, Kinergy relies on only approximately up to nine suppliers to satisfy its ethanol requirements. Four of these suppliers accounted for over 90% of Kinergy's purchases of ethanol during the fiscal year ended December 31, 2003. Although alternate suppliers are believed to be available for ethanol, the process of qualifying replacement ethanol suppliers, replacing orders and receiving ethanol supplies from a new vendor could take six months or more. If the supply of ethanol products were interrupted for any reason, Kinergy may not be able to establish alternative sources of supply of ethanol products without substantial disruption to Kinergy's business, financial condition and operations. In addition, any significant increase in ethanol prices or a decrease in ethanol availability could have a material adverse effect on Kinergy's business, financial condition and results of operations.

BECAUSE KINERGY EXPECTS THAT SALES OF ETHANOL WILL CONTINUE TO BE TO A LIMITED NUMBER OF PURCHASERS, KINERGY WILL BE SUBJECTED TO SIGNIFICANT PAYMENT RISKS.

         Kinergy markets and sells ethanol primarily in the Central Valley region of California to large oil customers who control the majority of all gasoline sales in California. During the fiscal year ended December 31, 2003, Kinergy purchased and resold an aggregate of approximately 26 million gallons of fuel grade ethanol to approximately 20 customers. Sales to five of Kinergy's customers accounted for 67% and 59% of revenue for the year ended December 31, 2003 and for the nine months ended September 30, 2004, respectively. With such a limited number of large purchasers, the risk that a large customer could cease purchasing ethanol from Kinergy or fail to make payments for ethanol purchases when due, or at all, is significant. Although Kinergy has established payment terms of less than net ten days with its customers, the failure of any large customer to continue to purchase ethanol from Kinergy or to make any payment for purchases when due, or at all, would adversely affect Kinergy's business, financial condition and results of operations.

KINERGY MAY NOT BE SUCCESSFUL IF ADDITIONAL FUNDING IS UNAVAILABLE.

         If Kinergy's capital requirements or revenue vary materially from current plans or if unforeseen circumstances occur, Kinergy may require additional financing. Additional financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to Kinergy and/or Combined Company. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict Kinergy's and the Combined Company's flexibility.

KINERGY'S BUSINESS MAY BE ADVERSELY AFFECTED IF IT IS UNABLE TO COMPLY WITH GOVERNMENTAL REGULATIONS.

         The production and marketing of ethanol is subject to regulation by agencies of the federal government, as well as other agencies in the State of California and in each other jurisdiction in which ethanol products are sold or used. Compliance with such regulations may be time-consuming and expensive and may delay or even prevent sales in California or in particular jurisdictions. Failure to comply with federal or state regulations or the applicable regulations of any foreign jurisdiction in which Kinergy's products are sold or used could adversely affect Kinergy's business. See "Risks Relating to the Business of PEI--Governmental regulation could adversely affect PEI's business" and "--PEI's business may be adversely affected if it is unable to comply with governmental regulations."

THE FUTURE PERFORMANCE OF KINERGY DEPENDS IN PART ON FUTURE GROWTH IN THE ETHANOL FUEL MARKETS.

         The failure of the ethanol fuel markets to grow as anticipated would harm Kinergy's business, financial condition and results of operation. Kinergy's sales of ethanol may also be adversely affected by the overall health of the United States economy. A downturn or slowdown in economic conditions in the United States could result in customers failing to place orders for ethanol, which would adversely affect Kinergy's business.

AN INDUSTRY SHIFT AWAY FROM ETHANOL WOULD HARM KINERGY'S BUSINESS.

         Kinergy's revenue is and will continue to be derived primarily from sales of ethanol. Currently, the predominant oxygenate used to blend with gasoline is ethanol. Ethanol competes with several other existing products and other alternative products could also be developed for use as fuel additives. In addition, some studies, including a study conducted at the University of California, Berkeley in 2003, suggest that producing ethanol from corn requires burning as much as twice the amount of gasoline already used in cars, thereby harming the environment more than pure gasoline. Although Kinergy intends to become involved with renewable fuels as a broader industry, including possibly biodiesel and other fuel blends with renewable components and related technologies, such as ethanol reformers for fuel cells, Kinergy will be completely focused on the marketing of ethanol for the foreseeable future and there can be no assurance that Kinergy will be able to expand into such areas. Accordingly, an industry shift away from ethanol or the emergence of new competing products may reduce the demand for ethanol products and adversely affect Kinergy's business.

KINERGY MAY NOT BE SUCCESSFUL IF IT IS UNABLE TO COMPETE EFFECTIVELY.

         The ethanol marketing industry is highly competitive. Kinergy expects new competitors to enter into its markets. Some or all of Kinergy's current and future competitors have or may have significantly greater financial, technical, manufacturing and marketing resources than Kinergy. Kinergy's ability to compete in the market depends on a number of factors. These factors include:

         o        price;

         o        product distribution abilities; and

         o        general economic conditions.

         Kinergy competes in the ethanol re-marketing industry mainly on the basis of price and delivery performance. Kinergy believes that price competition will increase in the future. A key marketing strategy of Kinergy is to provide ethanol products at a competitive price. However, Kinergy may not continue to perform at levels expected by customers or be priced competitively.

THE FAILURE TO RETAIN OR ATTRACT KEY PERSONNEL COULD ADVERSELY AFFECT KINERGY.

         The future success of Kinergy is dependent, in part, on its ability to retain certain key personnel. Kinergy is presently, and is likely for some to continue to be, dependent upon its founding member. Kinergy currently has no employees, and Kinergy's founder will therefore be instrumental to Kinergy's success. It is possible that Kinergy's founding member may later become unable to serve, and Kinergy may be unable to recruit and retain suitable replacements.

Accordingly, Kinergy's dependence on its founding member may adversely affect Kinergy's business, results of operations, and financial condition. Kinergy also needs to attract additional skilled technical, clerical and managerial personnel in all areas of its business to continue to grow. The competition for such individuals in the growing ethanol production and marketing industry is intense. There can be no assurance that Kinergy will be able to retain its existing personnel or attract additional qualified personnel in the future. Kinergy has not entered into long-term contracts with any of its employees and does not maintain key employee life insurance.

         In particular, Kinergy is dependent upon its relationship with Neil Koehler, its sole manager and sole limited liability company member. Mr. Koehler has considerable experience in the construction, start-up and operation of an ethanol production facility and in the ethanol marketing business. Any loss of Kinergy's relationship with Mr. Koehler may adversely affect Kinergy's business, results of operations, and financial condition.

FLUCTUATIONS IN QUARTERLY PERFORMANCE COULD ADVERSELY AFFECT KINERGY'S BUSINESS.

         Kinergy's operating results have fluctuated significantly in the past, and Kinergy expects its operating results to fluctuate significantly from quarter to quarter in the future depending on a number of factors. These factors include:

         o volume and timing of the receipt of orders for ethanol from major customers;

         o        competitive pricing pressures;

         o Kinergy's ability to sell and deliver ethanol on a cost-effective and timely basis;

         o the introduction and announcement of new products and processes by Kinergy's competitors; and

         o        changing conditions in the ethanol and fuel markets.

         Furthermore, Kinergy believes that the economic conditions in California and other states, as well as the United States as a whole, could have a negative impact on Kinergy's results of operations. Accordingly, Kinergy's results of operations could be subject to significant quarterly variation due to general economic conditions. Demand for ethanol products could also be adversely affected by a slow down in overall demand for oxygenate and gasoline additive products.

         A portion of Kinergy's ethanol purchases and spending levels is made based upon forecasted demand. Accordingly, any inaccuracy in forecasting anticipated revenues and expenses could adversely affect Kinergy's business. Furthermore, Kinergy recognizes revenues from ethanol sales at the time of delivery. The failure to receive anticipated orders or to complete delivery in any quarter could adversely affect Kinergy's results of operations for that quarter. Quarterly results are not necessarily indicative of future performance for any particular period, and Kinergy may not experience revenue growth or profitability on a quarterly or annual basis.

                   RISKS RELATING TO THE BUSINESS OF REENERGY

ReEnergy intends to develop a large-scale ethanol plant in California. To date, ReEnergy has had no significant operations, other than entering into an Option Agreement dated as of July 30, 2003, with Kent Kaulfuss, a limited liability company member of ReEnergy, and his wife, with respect to the acquisition of approximately 89.3 acres of real property located in Visalia, California, with respect to which real property ReEnergy has granted to PEI an option to purchase upon ReEnergy's purchase from Kent Kaulfuss and his wife. Accordingly, the risks relating to the business of ReEnergy are generally the same as or substantially similar to the general risks relating to the business of PEI. See "Risk Factors--Risks Relating to the Business of PEI."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This document contains forward-looking statements, including among others:

         o        our business development activities;

         o        our business strategies;

         o anticipated trends in our financial condition and results of operations; and

         o our ability to distinguish ourselves from our current and future competitors.

         You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," as well as captions elsewhere in this document. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors." Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the automatic meter reading and utility industries, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

                            SELLING SECURITY HOLDERS

         The following table sets forth information as of March 23, 2005 with respect to the beneficial ownership of our common stock both before and immediately following the offering by the selling security holders. The following calculations of the percent of outstanding shares are based on 2,939,414 shares of our common stock outstanding as of the date of the table. Beneficial ownership includes shares issuable upon exercise of warrants and options that are exercisable within sixty days of the date of the table. Beneficial ownership and, accordingly, percent of class ownership, are calculated according to Securities and Exchange Commission Rule 13d-3.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders. All of the shares being offered under this prospectus were issued under the terms of Confidentiality, Non-Competition, Non-Solicitation and Consulting Agreements dated as of March 23, 2005 by and between us and the selling security holders.

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders.



                                                                           MAXIMUM
                                                SHARES BENEFICIALLY         NUMBER        SHARES BENEFICIALLY
                                              OWNED PRIOR TO OFFERING     OF SHARES       OWNED AFTER OFFERING
                                              -----------------------       BEING         ---------------------
NAME  AND ADDRESS OF BENEFICIAL OWNER          NUMBER        PERCENT       OFFERED        NUMBER        PERCENT
-------------------------------------         -------        --------     ---------       ------        -------

Barry Siegel (1)
6881 NW 117th Avenue
Parkland, Florida 33076-3320                  860,873         28.51%       400,000        460,873       15.26%

Philip Kart(2)
11260 Manderly Lane
Wellington, Florida 33467                     265,000          8.82%       200,000         65,000        2.16%

------------------

*        Less than 1.00% of our outstanding common stock.
(1) Includes 667 shares held by Mr. Siegel as custodian for two nephews and 13 shares held directly by Mr. Siegel's wife, Lisa Siegel. Both Mr. and Mrs. Siegel disclaim beneficial ownership of shares held by the other. Also includes options held by Mr. Siegel to purchase 80,000 shares of common stock exercisable within 60 days of March 23, 2005.
(2) Includes options held by Mr. Kart to purchase 65,000 shares of common stock exercisable within 60 days of March 23, 2005.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their respective donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. Each selling security holder may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately negotiated transactions;
         o short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;
         o        transactions to cover short sales;
         o broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share;
         o        a combination of any of these methods of sale; or
         o        any other method permitted by applicable law

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;
         o        a price related to the prevailing market price;
         o        at negotiated prices; or
         o such other price as the selling security holder determines from time to time.

         The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

         Each selling security holder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if he deems the purchase price to be unsatisfactory at any particular time.

         Each selling security holder may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in securities of Pacific Ethanol or derivatives of Pacific Ethanol securities and may sell or deliver shares in connection with these trades. Each selling security holder may pledge his shares to his brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by a selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Neither selling security holder has indicated to us that he expects these commissions and discounts to exceed what is customary in the types of transactions involved.

         A selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         A selling security holder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, neither selling security holder has entered into any agreement with a prospective underwriter, and there is no assurance as to whether any such agreement will be entered into. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         Each selling security holder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under that act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, a selling security holder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to pay all fees and expenses incident to the registration of the shares.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of Accessity/PEI.

         Our Certificate of Incorporation provides that, except in certain specified instances, a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

         To the extent indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Pacific Ethanol under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

                                     EXPERTS

         The consolidated financial statements of Pacific Ethanol, Inc., formerly known as Accessity Corp., for the fiscal years ended December 31, 2004 and 2003 incorporated by reference into this prospectus have been audited by Nussbaum Yates & Wolpow, P.C., independent certified public accountants, to the extent and for the periods set forth in that firm's report, are incorporated in this prospectus in reliance upon the report given upon the authority of Nussbaum Yates & Wolpow, P.C. as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus will be passed upon by Meritz & Muenz LLP, Washington, D.C.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is North American Stock Transfer Co. Its telephone number is (516) 379-8501.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document, which is filed as an exhibit to the registration statement.

         For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W.,

Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's web site address is http://www.sec.gov. Our web site address is http://www.accessitycorp.com.

         All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and all documents we subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering covered by this prospectus:

         (a) Our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 (File No. 000-21467), filed with the Securities and Exchange Commission on March 17, 2005.

         For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this Registration Statement.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Pacific Ethanol, Inc.
                        3300 University Drive, Suite 201
                          Coral Springs, Florida 33065
                                 (954) 752-6161

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       Incorporation of Documents by Reference.
              ----------------------------------------

         We incorporate the following documents by reference in this registration statement:

         (a) Our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 (File No. 000-21467), filed with the Securities and Exchange Commission on March 17, 2005.

         All reports and other documents we subsequently filed after the date of this registration statement under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and shall be a part of this registration statement from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this Registration Statement.

ITEM 4.       Description of Securities.
              --------------------------

         GENERAL

         Our Certificate of Incorporation currently authorizes us to issue 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. We currently has 2,939,414 shares of common stock outstanding. All outstanding shares of common stock are fully paid and nonassessable.

         COMMON STOCK

         The following summarizes the rights of holders of our common stock:

         o each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders;

         o subject to preferences that may apply to shares of preferred stock that may be outstanding, the holders of common stock are entitled to receive such lawful dividends as may be declared by our board of directors;

         o upon liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all of our assets remaining for distribution after satisfaction of all liabilities and the payment of any liquidation preference of any preferred stock that may be outstanding;

         o there are no redemption or sinking fund provisions applicable to our common stock; and

         o there are no preemptive or conversion rights applicable to our common stock.

         PREFERRED STOCK

         Our board of directors is authorized to issue from time to time, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series. The issuance need not be approved by our common stockholders.

         Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or to designate any series of preferred stock.

ITEM 5.       Interests of Named Experts and Counsel.
              --------------------------------------

         Not Applicable.

ITEM 6.       Indemnification of Directors and Officers.
              ------------------------------------------

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

         Our certificate of incorporation provides that, except in certain specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors.

         In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the Delaware General Corporation Law.

         To the extent indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Pacific Ethanol under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

ITEM 7.       Exemption from Registration Claimed.
              ------------------------------------

         Exemption from the registration provisions of the Securities Act of 1933 for the issuance of the shares being offered pursuant to the reoffer prospectus contained in this registration statement is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transaction did not involve any public offering and the purchaser was sophisticated with access to the kind of information registration would provide.

ITEM 8.       Exhibits.
              --------

                4.1 Confidentiality, Non-Competition, Non-Solicitation and Confidentiality Agreement dated as of March 23, 2005 by and between Pacific Ethanol, Inc. and Barry Siegel

                4.2 Confidentiality, Non-Competition, Non-Solicitation and Confidentiality Agreement dated as of March 23, 2005 by and between Pacific Ethanol, Inc. and Philip Kart

                5.1      Opinion of Meritz & Muenz LLP

                23.1     Consent of Meritz & Muenz LLP (included in Exhibit
                         5.1)

                23.2     Consent of Nussbaum Yates & Wolpow, P.C.

                24.1 Power of Attorney (contained on the signature pages to this Registration Statement)

ITEM 9.       Undertakings.
              -------------

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (except that paragraphs (i) and (ii) below shall not apply if the information required by paragraphs (i) and (ii) below is contained in periodic reports filed by us with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement):

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Springs, State of Florida, on March 23, 2005.

                     PACIFIC ETHANOL, INC.,
                     a Delaware corporation


                     By:  /s/ BARRY SIEGEL
                          ---------------------------------------------------
                          Barry Siegel, President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil Koehler his attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          SIGNATURE                           TITLE                                DATE

/s/ BARRY SIEGEL                Chairman of the Board, President and Chief         March 23, 2005
----------------------------
Barry Siegel                    Executive Officer (Principal Executive
                                Officer)

/s/ PHILIP KART                 Senior Vice President, Secretary and Chief         March 23, 2005
----------------------------
Philip Kart                     Financial Officer (Principal Financial
                                Officer)

/s/ KENNETH J. FRIEDMAN         Director                                           March 23, 2005
----------------------------
Kenneth J. Friedman

/s/ BRUCE S. UDELL                                                                 March 23, 2005
----------------------------
Bruce S. Udell                  Director


                                                   25

                                  EXHIBIT INDEX


4.1 Confidentiality, Non-Competition, Non-Solicitation and Confidentiality Agreement dated as of March 23, 2005 by and between Pacific Ethanol, Inc. and Barry Siegel

4.2 Confidentiality, Non-Competition, Non-Solicitation and Confidentiality Agreement dated as of March 23, 2005 by and between Pacific Ethanol, Inc. and Philip Kart

5.1      Opinion of Meritz & Muenz LLP

23.1     Consent of Meritz & Muenz LLP (included in Exhibit 5.1)

23.2     Consent of Nussbaum Yates & Wolpow, P.C.

24.1 Power of Attorney (contained on the signature pages to this Registration Statement)


                                       26